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                                                                  Exhibit 10.9

                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT is made and entered into as of the 1st day of March, 2000, by and between LYDALL, INC., a Delaware corporation (the "Company"), and Mona G. Estey (the "Executive").

                               W I T N E S S E T H

            WHEREAS, the Company and the Executive (the "Parties") have agreed to enter into this agreement (the "Agreement) relating to the employment of the Executive by the Company and/or one of its subsidiaries;

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

            1. Term of Employment; Termination of Prior Agreement.

            (a) The Company and/or one of its subsidiaries agrees to continue to employ the Executive, and the Executive agrees to remain in the employment of the Company and/or one of its subsidiaries, in accordance with the terms and provisions of this Agreement.

            (b) The Employment Period under this Agreement shall be the period commencing as of the date of this Agreement and, ending on the date of termination of the Executive's employment pursuant to Section 5, 6 or 7 below, whichever is applicable.

            (c) Immediately upon the commencement of the Executive's employment pursuant to the terms of this Agreement, that certain Agreements by and between the Executive and the Company dated as of February 1, 2000 and March 10, 1995 and shall terminate and shall be of no further force or effect.

            2. Duties. It is the intention of the Parties that during the term of the Executive's employment under this Agreement, the Executive will serve as Director, Human Resources of the Company or in such other senior management position as the Company shall determine. During the Employment Period, the Executive will devote her full business time and attention and best efforts to the affairs of the Company and its subsidiaries

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and her duties as Director, Human Resources. The Executive will have such duties as are appropriate to her position as Director, Human Resources, and will have such authority as required to enable the Executive to perform these duties. Consistent with the foregoing, the Executive shall comply with all reasonable instructions of the Board of Directors of the Company (the "Board").

            3. Compensation and Benefits.

            3.1 Salary. During the Employment Period, the Company will pay the Executive a base salary at an initial annual rate of One Hundred Fifteen Thousand Dollars ($115,000). The Company may, in its sole and absolute discretion, increase the Executive's base salary in light of the Executive's performance, inflation, changes in the cost of living and other factors deemed relevant by the Company. The Executive's base salary may not be decreased during the term of this Agreement. The Chief Executive Officer of the Company shall meet with the Executive annually to review the Executive's performance, objectives and compensation, including salary, bonus and stock options, and the Chief Executive Officer shall then meet with the Compensation and Stock Option Committee of the Board (the "Compensation Committee") to discuss the same. If the Compensation Committee determines that any adjustments thereto are appropriate, such committee shall make a recommendation to the full Board and the Board shall make such adjustments, if any, as the Board deems appropriate and consistent with this Agreement. The Executive's base salary will be paid in accordance with the standard practices for other corporate executives of the Company.

            3.2 Bonuses. During the Employment Period, the Executive will be eligible to receive annually or otherwise such bonus awards, if any, as shall be determined by the Board in its sole and absolute discretion after receiving the recommendation of the Compensation Committee.

            3.3 Benefit Programs. During the Employment Period, the Executive will be entitled to participate on substantially the same terms as other senior executives of the Company in all employee benefit plans and programs of the Company (subject to any restrictions or eligibility requirements under such plans and programs) from time to time in effect for the benefit of senior executives of the Company, including, but not limited to, pension and other retirement plans, profit sharing plans, stock incentive and annual incentive bonus plans, group life insurance, hospitalization and surgical and major medical cov-

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erages (excluding the Lydall, Inc. Executive Medical Plan), short-term and long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.

            3.4 Vacations and Holidays. During the Employment Period, the Executive will be entitled to vacation leave of five (5) weeks per year at full pay or such greater vacation benefits as may be provided for by the Company's vacation policies applicable to senior executives. The Executive will be entitled to such holidays as are established by the Company for all employees.

            4. Business Expenses. The Executive will be entitled to prompt reimbursement for all reasonable, documented and necessary expenses incurred by the Executive in performing her services hereunder, provided the Executive properly accounts therefor in accordance with the policies and procedures established by the Company.

            5. Termination of Employment by the Company.

            5.1 Involuntary Termination by the Company Other Than For Permanent and Total Disability or Cause. The Company may terminate the Executive's employment at any time other than (i) by reason of the Executive's Permanent and Total Disability (as defined in Section 5.2) or (ii) for Cause (as defined in
Section 5.3), by giving the Executive a written notice of ter -mination at least 30 days before the date of termination (or such lesser notice period as the Executive may agree to). In the event of such a termination of employment pursuant to this Section 5.1, the Executive shall be entitled to receive (i) the benefits described in Section 8 if such termination of employment does not occur within 12 months following a "Change of Control" (as defined in Section 10), or
(ii) the benefits described in Section 9 if such termination of employment occurs within 12 months following a "Change of Control" (as defined in Section
10).

            5.2 Termination Due to Permanent and Total Disability. If the Executive incurs a Permanent and Total Disability, as defined below, the Company may terminate the Executive's employment by giving the Executive written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Executive may agree to). In the event of such termination of the Executive's employment because of Permanent and Total Disability, the Executive shall be entitled to receive (i) her base salary pursuant to Section 3.1

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through the date which is twelve months following the date of such termination of employment, reduced by any amounts paid to the Executive under any disability program maintained by the Company, such base salary to be paid at the normal time for the payment of such base salary, (ii) a bonus for the year of termination of employment and for the next succeeding year (to be paid at the normal time for payment of such bonuses) in an amount equal to the average of the three highest annual bonuses earned by the Executive under the Company's annual incentive bonus plan for any of the five calendar years preceding the calendar year of her termination of employment (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid; (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, and (iv) any reimbursement amounts owing under
Section 4. In addition, if the Executive elects to continue coverage under the Company's health plan pursuant to COBRA, the Company for a period of twelve months following termination of the Executive's employment by reason of Permanent and Total Disability will pay the same percentage of the Executive's premium for COBRA coverage for the Executive and, if applicable, her spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed senior executives generally. For the period of twelve months following the termination of the Executive's employment by reason of Permanent and Total Disability, the Company will continue to provide the life insurance benefits that the Company would have provided to the Executive if the Executive had continued in employment with the Company for such period, but only if the Executive timely pays the portion of the premium for such coverage that senior executives of the Company generally are required to pay for such coverage, if any. For purposes of this Agreement, the Executive shall be considered to have incurred a Permanent and Total Disability if and only if the Executive has incurred a disability entitling the Executive to disability benefits under the Company's long-term disability plan.

            5.3 Termination for Cause. The Company may terminate the Executive's employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud on the part of the Executive resulting or intended to re-

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sult directly or indirectly in substantial gain or personal enrichment to which the Executive was not legally entitled at the expense of the Company or any of its subsidiaries; (ii) a willful material breach by the Executive of her duties or responsibilities under this Agreement resulting in demonstrably material injury to the Company or any of its subsidiaries; (iii) the Executive's conviction of a felony or any crime involving moral turpitude, (iv) habitual neglect or insubordination (defined as refusal to execute or carry out directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such neglect or insubordination and the Executive has failed to cure such conduct, where susceptible to cure, within thirty days following such notice, or (v) a material breach by the Executive of any of his obligations under the Lydall Employee Agreement executed by the Executive and attached hereto as Exhibit A. The Company shall exercise its right to terminate the Executive's employment for Cause by giving the Executive written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive's employment for Cause, the Executive shall be entitled to receive only (i) her base salary pursuant to Section 3.1 earned through the date of such termination of employment plus her base salary for the period of any vacation time earned but not taken for the year of termination of employment, such base salary to be paid at the normal time for payment of such base salary, (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid and at the normal time for payment of such compensation and benefits and (iii) any reimbursement amounts owing under Section 4.

            6. Termination of Employment by the Executive.

            (a) Good Reason. The Executive may terminate her employment for Good Reason by giving the Company a written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Company may agree to) specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive's termination of her employment for Good Reason, the Executive shall be entitled to receive (i) the benefits described in Section 8 if such termination of employment does not occur within 12 months following a "Change of Control" (as defined in Section 10), or (ii) the benefits described in Section 9 if such termination of employment occurs within 12 months following a

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"Change of Control" (as defined in Section 10). For purposes of this Agreement,
Good Reason shall mean (i) a significant reduction in the scope of the Executive's authority, functions, duties or responsibilities from that which is contemplated by this Agreement, (ii) any reduction in the Executive's base salary, (iii) a significant reduction in the employee benefits provided to the Executive (excluding the Lydall, Inc. Executive Medical Plan) other than in connection with an across-the-board reduction similarly affecting substantially all senior executives of the Company, or (iv) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of the Executive's obligations hereunder or under the Lydall Employee Agreement which breach is not cured within thirty days following written notice thereof to the Company of such breach. In addition, in the case of a termination of employment within 12 months following a "Change of Control" (as defined in Section 10), Good Reason shall also include the relocation of the Executive's office location to a location more than 50 miles away from the Executive's then current principal place of employment. If an event constituting a ground for termination of employment for Good Reason occurs, and the Executive fails to give notice of termination within 90 days after the occurrence of such event, the Executive shall be deemed to have waived her right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 90-day period has not expired).

            (b) Other. The Executive may terminate her employment at any time and for any reason, other than pursuant to subsection (a) above, by giving the Company a written notice of termination to that effect at least 30 days before the date of termination (or such lesser notice period as the Company may agree to); provided, however, that the Company following receipt of such notice from the Executive may elect to have the Executive's employment terminate immediately following its receipt of such notice. In the event of the Executive's termination of her employment pursuant to this subsection (b), the Executive shall be entitled to receive only (i) her base salary pursuant to Section 3.1 earned through the date of such termination of employment plus her base salary for the period of vacation time earned but not taken for the year of termination of employment, such base salary to be paid at the normal time for payment of such base salary, (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compen-

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sation and benefits, and (iii) any reimbursement amounts owing under Section 4.

            7. Termination of Employment By Death. In the event of the death of the Executive during the course of her employment hereunder, the Executive's estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive (i) the Executive's base salary pursuant to Section 3.1 earned through the date of the Executive's death plus the Executive's base salary for the period of vacation time earned but not taken for the year of the Executive's death, such base salary to be paid at the normal time for payment of such base salary, (ii) a bonus for the year of the Executive's death (to be paid within 90 days after the Executive's death) in an amount equal to a pro rata portion of the average of the three highest annual bonuses earned by the Executive under the Company's annual incentive bonus plan for any of the five calendar years preceding the calendar year of the Executive's death (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid and with the pro rata portion being determined by dividing the number of days of the Executive's employment during such calendar year up to her death by 365 (366 if a leap year), (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, and (iv) any reimbursement amounts owing under Section 4. In addition, in the event of such death, the Executive's beneficiaries shall receive any death benefits owed to them under the Company's employee benefit plans. If the Executive's spouse and/or dependent children elect to continue coverage under the Company's health plan following the Executive's death pursuant to COBRA, the Company for a period of 12 months following the Executive's death will pay the same percentage of the premium for COBRA coverage for the Executive's spouse and/or dependent children, as applicable, as the Company would have paid in respect of the Executive's coverage under such plan if the Executive had continued in employment with the Company for such period.

            8. Benefits Upon Termination Without Cause or For Good Reason (No Change of Control). If (a) the Executive's em-

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                                      -8-


ployment hereunder shall terminate (i) because of termination by the Company other than for Cause or Permanent and Total Disability pursuant to Section 5.1, or (ii) because of termination by the Employee for Good Reason pursuant to
Section 6(a), and (b) such termination of employment does not occur within 12 months following a "Change of Control" of the Company (as defined in Section
10), the Executive shall be entitled to the following:

            (a) The Company shall pay to the Executive her base salary pursuant to Section 3.1 earned through the date of such termination of employment and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefits to be paid at the normal time for payment of such base salary, compensation and benefits.

            (b) The Company shall pay the Executive any reimbursement amounts owing under Section 4.

            (c) The Company shall pay to the Executive in equal installments spread over the period of 12 months beginning on the date of the Executive's termination of employment an amount equal in the aggregate to the sum of (i) the Executive's annual rate of base salary immediately preceding her termination of employment, and (ii) the average of her annual bonuses earned under the Company's annual incentive bonus plan for the three calendar years preceding her termination of employment (or, if the Executive was not eligible for a bonus in each of those three calendar years, then the average of such bonuses for all of the calendar years in such three-year period for which she was eligible), with any deferred bonuses counting for the year earned rather than the year paid. Such installments shall be paid at the times that salary payments are normally made by the Company.

            (d) If the Executive elects to continue coverage under the Company's health plan pursuant to COBRA, then for the period beginning on the date of the Executive's termination of employment and ending on the earlier of
      (i) the date which is 12 months after the date of such termination of employment or (ii) the date on which the Executive commences substantially full-time employment as an employee of an employer that offers health benefits, the Company will pay the same percentage of the Executive's premium

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                                      -9-


      for COBRA coverage for the Executive and, if applicable, her spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed senior executives generally. In addition, for the period beginning on the date of the Executive's termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date on which the Executive commences substantially full-time employment as an employee of an employer that offers life insurance benefits, the Company will continue to provide the life insurance benefits that the Company would have provided to the Executive if the Executive had continued in employment with the Company for such period, but only if the Executive timely pays the portion of the premium for such coverage that senior executives of the Company generally are required to pay for such coverage, if any. The Executive shall notify the Company promptly if she, while eligible for benefits under this subsection (d), commences substantially full-time employment as an employee of an employer that offers health and/or life insurance benefits.

            (e) The Company will provide the Executive with outplacement services selected by the Executive, at the Company's expense not to exceed $10,000.

            9. Benefits Upon Termination Without Cause or For Good Reason (Change of Control). If (a) the Executive's employment hereunder shall terminate
(i) because of termination by the Company other than for Cause or Permanent and Total Disability pursuant to Section 5.1, or (ii) because of termination by the Employee for Good Reason pursuant to Section 6(a), and (b) such termination of employment occurs within 12 months following a "Change of Control" of the Company (as defined in Section 10), the Executive shall be entitled to the following:

            (a) The Company shall pay to the Executive her base salary pursuant to Section 3.1 earned through the date of such termination of employment and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefits to be paid at the normal time for payment of such base salary, compensation and benefits.

            (b) The Company shall pay the Executive any reimbursement amounts owing under Section 4.

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            (c) The Company shall pay to the Executive as a severance benefit an amount equal to two (2) times the sum of (i) her annual rate of base salary immediately preceding her termination of employment, and (ii) the average of her three highest annual bonuses earned under the Company's annual incentive bonus plan for any of the five calendar years preceding her termination of employment (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid. Such severance benefit shall be paid in a lump sum within 30 days after the date of such termination of employment.

            (d) The Company shall pay to the Executive as a bonus for the year of termination of her employment an amount equal to a portion (determined as provided in the next sentence) of the Executive's maximum bonus opportunity under the Company's annual incentive bonus plan for the calendar year of termination of the Executive's employment or, if none, such portion of the bonus awarded to the Executive under the Company's annual incentive bonus plan for the calendar year immediately preceding the calendar year of the termination of her employment, with deferred bonuses counting for the year earned rather than the year paid. Such portion shall be determined by dividing the number of days of the Executive's employment during such calendar year up to her termination of employment by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said plan.

            (e) During the period of 24 months beginning on the date of the Executive's termination of employment, the Executive (and, if applicable, the Executive's spouse and dependent children) shall remain covered by the medical, dental, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered the Executive immediately prior to her termination of employment as if the Executive had remained in employment for such period; provided, however, that the coverage under any such plan is conditioned on the timely payment by the Executive (or her spouse or dependent children) of the portion of the premium for such coverage that actively em-

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                                      -11-


      ployed senior executives with the Company generally are required to pay for such coverage. In the event that the Executive's participation in any such plan is barred, the Company shall arrange to provide the Executive (and, if applicable, her spouse and dependent children) with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available).

            (f) The Company shall supplement the benefits payable in respect of the Executive under the Company's Pension Plan and Supplemental Executive Retirement Plan (and any successor plans thereto) (collectively, the "Pension Plans") by paying the difference between (i) the benefits that the Executive would have been entitled to receive under the Pension Plans if she had been credited with two additional years of service (but no additional years of age) for purposes of the benefit accrual formula under the Pension Plans as of the date of termination of the Executive's employment and (ii) the benefits that the Executive is entitled to receive under the Pension Plans determined without regard to this subsection (f). Such benefits shall be payable in the same form and at the same time as the benefits under the respective Pension Plans.

            (g) Each stock option granted by the Company to the Executive and outstanding immediately prior to termination of her employment shall be fully vested and immediately exercisable and may be exercised by the Executive (or, following her death, by the person or entity to which such option passes) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination of the option that would otherwise occur by reason of termination of her employment). Each restricted stock award granted by the Company to the Executive and outstanding immediately prior to termination of the Executive's employment shall be fully vested upon such termination of employment.

            (h) The Company will provide the Executive with out-placement services selected by the Executive, at the Company's expense not to exceed $10,000.

            (i) The Company shall promptly pay all reasonable attorneys' fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit under this Agreement or to defend against any claim or

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      assertion in connection with this Agreement, but only to the extent the
      Executive substantially prevails.

            10. Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a "Current Director" shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) the shareholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) an agreement providing for the merger or consolidation of the Company other than a merger or consolidation in which (x) the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or (d) the shareholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

            11. Golden Parachute Excise Tax.

            (a) In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program or arrangement of the Company or any of its affiliates would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an "excess parachute payment" within the meaning of Section 280G of the Code; provided, how-ever, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plan, program or arrangement of the Company or any of its affiliates), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an "excess parachute payment", then an additional payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any payment to constitute an excess parachute payment.

            (b) All determinations required to be made under this Section 11 shall be made by a nationally recognized independent accounting firm mutually agreeable to the Company and the Executive (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 11 shall be final and binding upon the Company and the Executive.

            (c) To the extent any payment or benefit is to be reduced pursuant to this Section 11, the severance payment described in Section 8(c) or 9(c) will first be reduced, then the bonus described in Section 9(d), and then the supplemental pension benefits described in Section 9(f), in each case only to the extent necessary.

            12. Entitlement to Other Benefits. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or her spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

            13. Indemnification. The parties agree to execute a separate Indemnification Agreement in the form attached as Exhibit B.

            14. General Provisions.

            14.1 No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment, except as expressly set forth herein.

            14.2 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by law.

            14.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be faxed with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

      To the Company:         Lydall, Inc.
                              P.O. Box 151
                              One Colonial Road
                              Manchester, CT 06045-0151
                              Attn: Chief Executive Officer

      To the Executive:       Mona G. Estey
                              19 High Ridge Road
                              South Windsor, CT 06074

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given on the fifth business day following the date so mailed or on the date of actual receipt, whichever is earlier.

            14.4 No Disparagement. The Executive shall not during the period of her employment with the Company, nor during the two-year period beginning on the date of termination of her employment for any reason, disparage the Company or any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. The Executive agrees that the terms of this
Section 14.4 shall survive the term of this Agreement and the termination of the Executive's employment.

            14.5 Proprietary Information and Inventions. The Lydall Employee Agreement previously executed by the Executive and attached hereto as Exhibit A is incorporated by reference in this Agreement, and the Executive agrees to continue to be bound thereby.

            14.6 Covenant to Notify Management. The Executive agrees to abide by the ethics policies of the Company as well as the Company's other rules, regulations, policies and procedures. The Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Executive understands that the Executive is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Executive has first notified the Company of the facts and permits it to investigate and correct the concerns.

            14.7 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

            14.8 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by a) the Company's successors and assigns and b) the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts are still payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

            14.9 Successors. The Company will require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

            14.10 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 14.10, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries.

            14.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

            14.12 Statute of Limitations. The Executive and the Company hereby agree that there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive's employment by the Company. If such a claim is filed more than one year subsequent to the Executive's last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

            14.13 Right to Injunctive and Equitable Relief. The Executive's obligations under Section 14.4 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, the Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under
Section 14.4 and this Section 14.13 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law.

            14.14 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agree-ment shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            14.15 Entire Agreement. This Agreement, along with the Lydall Employee Agreement and the Indemnification Agreement by and between the Executive and the Company, constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with the Lydall Employee Agreement and the Indemnification Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with the Lydall Employee Agreement and the Indemnification Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.

            14.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set her hand as of the day and year first above written.

                  LYDALL, INC.


                  By:
                     -------------------------------              ---------
                     Christopher R. Skomorowski                   Date
                     President and Chief
                     Executive Officer


                     -------------------------------              ---------
                     Mona G. Estey                                Date